MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

PRESS RELEASE

Mid-America Announces Savannah, GA Acquisition

Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today that it has completed the acquisition of The Oaks at Wilmington Island, a 306-unit class “A” apartment community located in Savannah, GA.

The property was developed in 1999, and is located in the prestigious Wilmington Island residential submarket, with a mixture of historic neighborhoods and luxury resort-style developments. Property amenities include a swimming pool, business center, and fitness facility. The apartment homes provide nine-foot ceilings, private patios/balconies, intrusion alarms, crown molding, and walk-in closets with large floor-plans averaging 1,090 square feet. The property also offers both attached and detached garages. The purchase price was $29.25 million, and the Company plans to invest almost $1 million in upgrades in the first year.

Commenting on the announcement, Tom Grimes, Senior Vice President and Director of Operations said, “This is a wonderful opportunity for us to reposition this property with some well-focused capital. The Savannah, GA market has been one of our best coastal markets, and we’re excited about this addition.”

Financing for the acquisitions was provided by the Company’s credit facilities.

Mid-America is a self-administered, self-managed apartment-only real estate investment trust which currently owns or has ownership interest in 40,293 apartment units throughout the Sunbelt Region of the U.S. For further details, please refer to our website at www.maac.net or contact Investor Relations at investor.relations@maac.net or call (901) 435-5371. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated market conditions, anticipated acquisitions, renovation and development opportunities, capital expenditures and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, shortage of acceptable property acquisition candidates, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.